Exhibit 10.20 - 1999 OFFICER BONUS PLAN

The Company has adopted a 1999 Officer Bonus Plan under which all executive officers are awarded cash bonuses based on the Company's operating results.
The respective bonus payments are calculated with reference to the actual pre-tax income results as measured against the 1999 Operating Plan presented and approved at the Board of Directors meeting on January 29, 1999. The pre-tax income level is measured prior to any accruals reflecting the Company's bonus payments. No profit bonus will be paid for achievement of 50% or less of the planned objective. At 100% achievement, 100% of the profit bonus will be paid. At 150% achievement, 200% of the profit bonus will be awarded. For results between 50% and 100% and between 100% and 150%, the profit bonus will scale in a linear fashion (e.g., 50% profit bonus at 75% achievement of plan and 150% profit bonus at 125% of plan).